UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – October 27, 2005

(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH                                        1-8796                                87-0407509

(State of other jurisdiction of            (Commission File No.)             (I.R.S. Employer

incorporation or organization)                                                          Identification No.)

180 East 100 South Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition

          On October 27, 2005, Questar Corporation issued a press release announcing its earnings for the quarter ended September 30, 2005.  A copy of this press release is furnished as Exhibit 99.1 and is incorporated by reference.

Item 9.01   Financial Statements and Exhibits.

          (c)   Exhibits.

Exhibit No.

Exhibit

         99.1

Release issued October 27, 2005, by Questar Corporation.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION

   (Registrant)

October 27, 2005

/s/S. E. Parks

S. E. Parks

Senior Vice President and

Chief Financial Officer

List of Exhibits:

Exhibit No.

Exhibit

        99.1

Release issued October 27, 2005 by Questar Corporation.

Questar Net Income Up 78% In Third-Quarter 2005;

Company Raises 2005 Earnings Guidance, Provides Initial 2006 Outlook

SALT LAKE CITY — Questar Corp. (NYSE:STR) – a natural gas-focused energy company – reported that net income rose 78% in the third quarter of 2005 compared to the year-earlier period. Questar earned $65.8 million, or $0.75 per diluted share, in the 2005 quarter compared to $36.9 million, or $0.43 per diluted share, in the 2004 quarter. The increase was driven by higher production and higher realized prices for natural gas, oil and natural gas liquids (NGL), and increased volumes and improved margins in gas gathering and processing.

There were 87.4 million average diluted shares outstanding in the 2005 quarter and 85.9 million in the 2004 quarter.

For the first nine months of 2005, Questar’s net income was $221.7 million, or $2.55 per diluted share, compared to $155.6 million, or $1.82 per diluted share, for the year-earlier period. There were 87.0 million average diluted shares outstanding in the first nine months of 2005 and 85.5 million in the first nine months of 2004.

“Against the market backdrop of flat U.S. natural gas production and hurricane-related supply problems, Questar E&P grew natural gas and oil-equivalent production 16% in the third quarter compared to a year ago,” said Keith O. Rattie, chairman, president and CEO. “We’re on track to grow production about 10% this year – and our growth is organic, with the drill bit, not acquisitions.”

Rattie added that the company now expects 2005 net income to range from $3.50 to $3.60 per share, compared to previous guidance of $3.25 to $3.35. This guidance excludes one-time items and assumes natural gas and oil prices in November and December consistent with current levels. Rattie noted that, with approximately 80% of the company’s fourth-quarter natural gas and oil-equivalent production hedged, fourth-quarter and full-year 2005 earnings are not significantly sensitive to changes in commodity prices.

Acknowledging that high natural gas prices are hurting consumers in Utah, the Rockies and across the country, Rattie said, "Questar E&P and Wexpro are ready, willing and able to produce more gas this winter – if only the federal agencies will let us. One would think federal agencies would welcome innovative, environment-friendly proposals to produce more lower-cost gas from public lands this winter. We've made a proposal to do just that, but it's hung up in a bureaucratic quagmire."

Questar Market Resources Third-Quarter 2005 Net Income Rises 75%

Questar subsidiary Questar Market Resources (Market Resources) – which conducts natural gas and oil exploration, development and production, gas gathering and processing, wholesale gas and oil marketing, and gas storage – reported net income of $65.3 million in third-quarter 2005 compared with $37.2 million a year earlier, a 75% increase.

Market Resources subsidiary Questar Exploration and Production (Questar E&P) net income was $44.8 million in third-quarter 2005, 81% higher than a year earlier. Questar E&P’s production for the period grew 16% to 29.2 billion cubic feet of gas equivalent (bcfe) compared to 25.3 bcfe for the 2004 period. On an energy-equivalent basis, natural gas comprised about 88% of Questar E&P’s production in the third quarter of 2005.

Questar E&P’s production from the Pinedale Anticline in western Wyoming increased 72% in third-quarter 2005 to 8.7 bcfe compared to 5.1 bcfe for the 2004 period. Pinedale production comprised about 30% of Questar E&P’s total production for the 2005 quarter. Market Resources subsidiaries operated 127 producing wells at Pinedale at the end of third-quarter 2005 compared to 88 wells a year earlier. Market Resources expects to complete about 35 new wells at Pinedale during 2005.

In the Uinta Basin of eastern Utah, Questar E&P grew production 4% to 6.6 bcfe in the third quarter of 2005 compared to 6.4 bcfe in the year-ago quarter. Second-quarter 2005 production was 6.9 bcfe. Third-quarter 2005 production was reduced by construction and maintenance on an interstate pipeline that serves the area.

Production from Questar E&P’s Rocky Mountain “Legacy” properties was 4.3 bcfe, unchanged from a year ago. Legacy assets include all of Questar E&P’s Rocky Mountain producing properties except the Pinedale Anticline and the Uinta Basin.

Questar E&P produced 9.6 bcfe in the Midcontinent in third-quarter 2005 compared to 9.5 bcfe in the 2004 period, a 1% increase. A table at the end of this release details Questar E&P production by region.

Questar E&P’s average realized natural gas price increased 26% in third-quarter 2005 to $5.12 per thousand cubic feet (Mcf) compared to $4.07 per Mcf for the same period in 2004. The company hedged or pre-sold about 81% of gas production in the period at an average price of $4.89 per Mcf net to the well (which includes adjustments for regional basis, gathering and processing costs and gas quality). Hedging reduced gas revenues $39.6 million during the 2005 quarter.

For the third quarter of 2005, realized oil and NGL prices averaged $43.04 per barrel compared with $31.83 a year earlier, a 35% increase. Questar E&P hedged or pre-sold about 73% of its oil production during the period at an average net-to-the-well price of $39.11 per barrel. Hedging reduced oil revenues $8.7 million during the quarter.

Questar may hedge up to 100% of its forecast production from proved reserves to lock in acceptable returns on invested capital and to protect returns, cash flow and earnings from a decline in commodity prices. During the third quarter of 2005, Questar E&P continued to take advantage of higher natural gas and oil prices to hedge additional production in 2005, 2006, 2007 and 2008. Current hedges are summarized in a table at the end of this release.

Questar E&P’s pre-income-tax cost structure (the sum of depreciation, depletion and amortization expense, lifting costs, general and administrative expense, and allocated interest expense) per unit of production increased 11% to $2.82 per thousand cubic feet of gas equivalent (Mcfe) in third-quarter 2005 compared to $2.53 in the year-earlier period. Higher production taxes accounted for 59% of the year-to-year increase, the result of increased commodity prices. Depreciation, depletion and amortization increased 12% due to higher costs for drilling, completion and related services, increased cost of steel casing, other tubulars and wellhead equipment, and the ongoing depletion of older, lower-cost reserves. A table at the end of this release summarizes Questar E&P’s pre-income-tax cost structure.

Wexpro – a Market Resources subsidiary that develops and produces cost-of-service reserves for Questar Gas – reported net income of $11.3 million in third-quarter 2005, 29% higher than in the year-earlier period. Under a long-standing agreement with the states of Utah and Wyoming, Wexpro recovers its costs and earns an unlevered after-tax return of approximately 19% on its investment base – the investment in commercial wells and related facilities, adjusted for working capital and reduced for deferred income taxes and accumulated depreciation. Wexpro’s investment base rose $32.6 million to $197.6 million as of Sept. 30, 2005, compared to $165.0 million a year earlier, due to increased investment in successful development wells on the company’s cost-of-service producing properties. Wexpro’s 2005 net income also benefited from higher oil and NGL prices.

Questar Gas Management (Gas Management) – Market Resources’ gas-gathering and processing-services business – grew net income 53% to $7.3 million in the third quarter of 2005 compared to $4.8 million in the 2004 period. Gas Management results benefited from favorable gas-processing margins and a 62% increase in NGL volumes related to the first-quarter 2005 acquisition of a gas-processing plant. Gathering volumes increased 17% to 63.8 million MMBtu for the current quarter compared to the 2004 period due primarily to growing equity and third-party Pinedale production and new gathering and processing projects serving third parties in the Uinta Basin.

Questar Energy Trading (Energy Trading) – which markets the company’s equity gas and oil, provides risk-management services, and operates a natural gas-storage facility in the Rockies – reported net income of $2.0 million in third-quarter 2005 versus a loss of $1.1 million in the year-earlier period. Energy Trading reported higher sales volumes and improved natural gas-storage margins.

Questar Pipeline

Settlement With Shippers Boosts Third-Quarter 2005 Income

Questar Pipeline – a subsidiary that provides interstate natural gas-transportation and storage services – reported net income of $9.2 million in third-quarter 2005, up 15% from the year-ago period. In July the Federal Energy Regulatory Commission approved a settlement with shippers related to a dispute over allocation of revenues from sales of NGL recovered at a gas-treatment plant in eastern Utah. Under the settlement, Questar Pipeline refunded one-half of a previously accrued $5.4 million liability. The other half of the accrual was reversed, adding $1.7 million after tax to earnings. Excluding the settlement, Questar Pipeline’s third-quarter 2005 earnings declined $0.5 million from the 2004 period, primarily due to lower revenues from NGL sales.

Questar Gas

Utility Reports Slightly Higher Seasonal Loss of $9.9 Million

Questar Gas, the company’s retail gas-distribution utility, reported a seasonal loss of $9.9 million in the third quarter of 2005 compared to a $9.8 million loss a year earlier. Higher bad-debt expense and labor costs and a 4% decrease in usage per customer during the current-year quarter offset increased revenues from a 3.1% year-over-year increase in customers. Questar Gas serves approximately 803,000 homes and businesses in Utah, southwestern Wyoming and southeastern Idaho.

In October 2005, Questar Gas, the Utah Division of Public Utilities and the Committee of Consumer Services, a Utah state agency, reached an agreement to settle a seven-year dispute over who should pay for costs to manage the heat content of gas flowing into the company’s Utah distribution system. The proposed settlement requires Public Service Commission of Utah (PSCU) approval, which held hearings on October 20. If approved, Questar Gas will recover $3.6 million of costs that were expensed during the period from  Feb. 1, 2005, through Sept. 30, 2005. The company would also be allowed to recover processing costs in rates through January 2008. These costs have been approximately $5.7 million per year.

Questar 2005 Net Income Up 42% for the First Nine Months on 9% Higher Production, Higher Prices, and Strong Gathering and Processing Margins

For the first nine months of 2005, Questar’s net income was $221.7 million, or $2.55 per diluted share, compared to $155.6 million, or $1.82 per diluted share, for the year-earlier period, a 42% increase driven by increased production and higher commodity prices in Market Resources.

Market Resources net income was $176.7 million in the first nine months of 2005 compared with $115.6 million for the prior-year period – a 53% increase – due to rising gas production, higher realized prices for natural gas, oil and NGL, and improved midstream margins.

Questar E&P net income grew 53% to $115.4 million in the first nine months of 2005 compared with $75.4 million for the comparable 2004 period. Questar E&P grew production 9% in the first nine months of 2005, while average realized natural gas prices increased 20%. The average realized price of oil and NGL was 34% higher.

Wexpro net income was $31.9 million in the first nine months of 2005 compared to $26.6 million a year earlier, a 20% increase, resulting from growth in its investment base and higher oil and NGL prices.

Gas Management net income for the first nine months of 2005 was $25.1 million versus $14.2 million for the same period in 2004, a 76% increase. Gross gas-processing margins were $8.0 million higher, and gathering margins were $6.4 million higher in the 2005 year-to-date period compared with the year-earlier period.

For the first nine months of 2005, Energy Trading’s net income was $4.2 million compared to a loss of $0.6 million in 2004. Gross margins for gas and oil marketing (gross revenues less costs for gas and oil purchases, transportation and gas storage) increased $6.8 million for the current-year period compared to the prior year.

Questar Pipeline net income grew 8% to $25.2 million in the first nine months of 2005 compared with $23.4 million for the comparable 2004 period. Excluding the settlement of the liquids dispute, earnings were up $0.1 million in the first nine months of 2005 over the same period of 2004.

Questar Gas net income totaled $15.4 million in the first nine months of 2005 versus $12.5 million a year earlier, a 23% increase. Questar Gas added about 24,000 customers during the past year. Weather-normalized usage per customer increased 2% in the first nine months of 2005 compared with the year-earlier period.

Questar Anticipates Higher Net Income and Production in 2006

Questar also provided initial 2006 net income and production estimates. The company estimates that 2006 net income could range from $4.50 to $5.00 per diluted share. The lower end of the estimate is based on an assumed average NYMEX price of $9 per Mcf for currently unhedged 2006 natural gas production and an average prompt-month NYMEX oil price of $60 per barrel applied to unhedged volumes. The upper end of the range is based on an average NYMEX gas price of $11.50 per Mcf and an average prompt NYMEX oil price of $63.00 per barrel applied to unhedged 2006 production. With about 65% of the company’s forecast 2006 production hedged, the company estimates that a $1 change in the average NYMEX price of natural gas will result in an $18 million change in net income, or about $0.20 per share. Similarly, a $1 change in the average prompt-month NYMEX oil price will result in a $0.4 million change in net income, or about one-half cent per share. The company estimates that 2006 natural gas and oil-equivalent production could range from 120 to 122 bcfe, up 6 to 9% from estimated 2005 production of 112 to 114 bcfe. These estimates exclude one-time items such as gains and losses on asset sales.

Questar management will discuss third-quarter results and its outlook for the remainder of 2005 and 2006 in a conference call with investors on Friday, Oct. 28, beginning at 9:30 a.m. EDT. The call can be accessed on the company Web site at www.questar.com.

Current Hedge Positions Oct. 27, 2005
	Rocky			Rocky
Time Periods	Mountains	Midcontinent	Total	Mountains	Midcontinent	Total
	Gas (in bcf)			Average price per Mcf, net to the well

Fourth quarter 2005	16.1	6.5	22.6	$5.12	$5.23	$5.15

First half of 2006	24.0	11.1	35.1	$5.71	$6.62	$5.99
Second half of 2006	24.4	11.2	35.6	5.71	6.62	5.99
12 months of 2006	48.4	22.3	70.7	5.71	6.62	5.99

First half of 2007	13.1	9.2	22.3	$6.64	$7.76	$7.10
Second half of 2007	13.2	9.4	22.6	6.64	7.76	7.10
12 months of 2007	26.3	18.6	44.9	6.64	7.76	7.10

First half of 2008	5.1	3.3	8.4	$6.36	$7.23	$6.70
Second half of 2008	5.1	3.4	8.5	6.36	7.23	6.70
12 months of 2008	10.2	6.7	16.9	6.36	7.23	6.70

	Oil (in Mbbl)			Average price per bbl, net to the well

Fourth quarter 2005	303	110	413	$41.60	$40.36	$41.27

First half of 2006	561	163	724	$49.42	$61.42	$52.12
Second half of 2006	570	166	736	49.42	61.42	52.12
12 months of 2006	1,131	329	1,460	49.42	61.42	52.12

First half of 2007	398	145	543	$58.17	$57.86	$58.09
Second half of 2007	405	147	552	58.17	57.86	58.09
12 months of 2007	803	292	1,095	58.17	57.86	58.09

Questar E&P -- Production by Region	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in bcfe)		(in bcfe)
Rocky Mountains
Pinedale Anticline	8.7	5.1	22.8	16.0
Uinta Basin	6.6	6.4	19.2	18.8
Rockies Legacy	4.3	4.3	12.3	13.5
Subtotal – Rocky Mountains	19.6	15.8	54.3	48.3
Midcontinent	9.6	9.5	28.2	27.5
Total production	29.2	25.3	82.5	75.8

Questar E&P -- Pre Income Tax Cost Structure	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Per Mcfe)		(Per Mcfe)
Lease-operating expense	$0.52	$0.52	$0.55	$0.51
Production taxes	0.61	0.44	0.53	0.43
Lifting costs	1.13	0.96	1.08	0.94

Depreciation, depletion and amortization	1.19	1.06	1.17	1.03
General and administrative expense	0.29	0.29	0.31	0.30
Allocated-interest expense	0.21	0.22	0.21	0.21
Total	$2.82	$2.53	$2.77	$2.48

Questar Corp. is a natural gas-focused energy company with an enterprise value of $7.7 billion. Questar finds, develops, produces, gathers, processes, transports and distributes natural gas.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Such statements are based on management's current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K as amended for the year ended December 31, 2004. Subject to the requirements of otherwise applicable law, the company cannot be expected to update the statements contained in this news release or take actions described herein or otherwise currently planned. For more information, visit Questar's internet site at: www.questar.com.

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

3 Months Ended			9 Months Ended
September 30,			September 30,
	2005	2004	2005	2004
(in thousands, except per-share amounts)
REVENUES
Market Resources	$446,746	$255,264	$1,105,980	$733,678
Questar Pipeline	22,584	18,345	59,583	54,227
Questar Gas	109,575	80,962	604,308	490,076
Corporate and other operations	4,005	5,654	13,572	15,375
TOTAL REVENUES	582,910	360,225	1,783,443	1,293,356

OPERATING EXPENSES
Cost of natural gas and other products sold	271,724	127,170	836,106	515,019
Operating and maintenance	98,169	81,313	280,958	242,296
Production and other taxes	30,864	22,087	83,499	67,581
Depreciation, depletion and amortization	63,542	52,566	182,174	160,243
Exploration	2,574	1,346	9,423	3,699
Abandonment and impairment of gas,
oil and other properties	1,712	2,848	4,610	9,541
Questar Gas rate-refund obligation		1,095		4,090
TOTAL OPERATING EXPENSES	468,585	288,425	1,396,770	1,002,469

OPERATING INCOME	114,325	71,800	386,673	290,887

Interest and other income	5,063	1,835	10,636	4,725
Earnings from unconsolidated affiliates	1,910	1,021	5,131	3,595
Debt expense	(17,869)	(16,753)	(51,234)	(51,324)
INCOME BEFORE INCOME TAXES	103,429	57,903	351,206	247,883
Income taxes	37,672	20,962	129,551	92,253
NET INCOME	$65,757	$36,941	$221,655	$155,630

EARNINGS PER COMMON SHARE
Basic	$0.78	$0.44	$2.62	$1.86
Diluted	0.75	0.43	2.55	1.82
Weighted average common shares outstanding
Used in basic calculation	84,930	83,864	84,674	83,627
Used in diluted calculation	87,353	85,882	87,043	85,496
Dividends per common share	$0.225	$0.215	$0.665	$0.635
QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)
	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in thousands, except per share amounts)

REVENUES FROM UNAFFILIATED CUSTOMERS
Market Resources	$446,746	$255,264	$1,105,980	$733,678
Questar Pipeline	22,584	18,345	59,583	54,227
Questar Gas	109,575	80,962	604,308	490,076
Corporate and other operations	4,005	5,654	13,572	15,375
	$582,910	$360,225	$1,783,443	$1,293,356

REVENUES FROM AFFILIATED COMPANIES
Market Resources	$34,746	$29,333	$108,571	$97,780
Questar Pipeline	20,182	22,083	64,124	66,170
Questar Gas	1,769	1,100	4,400	3,254
Corporate and other operations	384	3,005	1,459	14,611
	$57,081	$55,521	$178,554	$181,815

OPERATING INCOME (LOSS)
Market Resources	$106,414	$64,431	$292,195	$199,666
Questar Pipeline	20,218	18,406	55,921	53,744
Questar Gas	(12,519)	(12,451)	35,310	33,020
Corporate and other operations	212	1,414	3,247	4,457
	$114,325	$71,800	$386,673	$290,887

NET INCOME (LOSS)
Market Resources	$65,279	$37,211	$176,661	$115,629
Questar Pipeline	9,223	8,036	25,155	23,381
Questar Gas	(9,905)	(9,775)	15,361	12,537
Corporate and other operations	1,160	1,469	4,478	4,083
	$65,757	$36,941	$221,655	$155,630

EARNINGS PER COMMON SHARE - DILUTED
Net income	$0.75	$0.43	$2.55	$1.82

Weighted avg. diluted common shares	87,353	85,882	87,043	85,496

Dividends per common share	$0.225	$0.215	$0.665	$0.635

QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)
	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(d = 10, M = 1,000)
MARKET RESOURCES
Questar E&P production volumes
Natural gas (MMcf)	25,681	21,831	71,930	65,546
Oil and natural gas liquids (Mbbl)	593	571	1,762	1,717
Total production (bcfe)	29.2	25.3	82.5	75.8
Average daily production (MMcfe)	318	275	302	277
Questar E&P average commodity price, net to the well
Average realized price (including hedges)
Natural gas (per Mcf)	$5.12	$4.07	$4.91	$4.10
Oil and natural gas liquids (per bbl)	$43.04	$31.83	$40.61	$30.28
Average sales price (excluding hedges)
Natural gas (per Mcf)	$6.66	$4.92	$5.89	$4.89
Oil and natural gas liquids (per bbl)	$57.65	$40.55	$50.62	$35.89
Wexpro net investment base at September 30,
(millions)	$197.6	$165.0
Natural gas gathering volumes (in thousands
of MMBtu)
For unaffiliated customers	35,619	32,767	101,693	99,225
For Questar Gas	10,252	8,915	32,734	27,821
For other affiliated customers	17,895	12,995	48,157	40,889
Total gathering	63,766	54,677	182,584	167,935
Gathering revenue (per MMBtu)	$0.25	$0.22	$0.25	$0.21
Natural gas and oil marketing volumes (Mdthe)
For unaffiliated customers	32,064	24,973	87,320	66,303
For affiliated customers	22,455	20,188	67,102	61,234
Total marketing	54,519	45,161	154,422	127,537

QUESTAR PIPELINE
Natural gas transportation volumes (Mdth)
For unaffiliated customers	71,257	60,128	188,252	169,112
For Questar Gas	16,594	14,825	86,545	87,293
For other affiliated customers	9,072	5,506	17,553	14,974
Total transportation	96,923	80,459	292,350	271,379
Transportation revenue (per dth)	$0.27	$0.33	$0.27	$0.29
Firm-daily transportation demand (Mdth)	1,832	1,643

QUESTAR GAS
Natural gas volumes (Mdth)
Residential and commercial sales	9,081	8,307	65,843	61,624
Industrial sales	1,348	1,883	4,445	6,908
Transportation for industrial customers	7,218	7,661	22,941	25,807
Total deliveries	17,647	17,851	93,229	94,339

Natural gas revenue (per dth)
Residential and commercial sales	$9.67	$7.74	$8.23	$7.01
Industrial sales	$7.32	$5.33	$6.52	$5.42
Transportation for industrial customers	$0.18	$0.18	$0.18	$0.19
Heating degree days
colder (warmer) than normal	17%	29%	(2%)	6%
Temperature-adjusted usage per
customer (dth)	9.1	9.5	77.2	76.0
Customers at September 30,	803,196	778,992